PROSPECTUS SUPPLEMENT
(To Prospectus dated July 3, 1997)





                                $115,000,000

                         COMVERSE TECHNOLOGY, INC.

            5 3/4% Convertible Subordinated Debentures due 2006 initially convertible into 2,513,661 Shares of Common Stock, $.10 par value


    Set forth in this Prospectus Supplement is certain updating information regarding the Selling Holders and the price range of the Common Stock.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.








December 15, 1997

              PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    The Company's Common Stock is traded on the Nasdaq National Market under the symbol "CMVT." The following table sets forth, for the periods indicated, the range of high and low closing sales prices for the Common Stock, as reported by Nasdaq.

                                                           Low         High
   1994
       First Quarter....................................   $  8.00  $ 15.63
       Second Quarter...................................      8.25    10.50
       Third Quarter....................................      8.75    11.13
       Fourth Quarter...................................      9.88    14.25

   1995
       First Quarter....................................   $ 11.00  $ 14.63
       Second Quarter...................................     13.25    18.25
       Third Quarter....................................     17.14    23.38
       Fourth Quarter...................................     19.94    25.69

   1996
       First Quarter....................................   $ 16.63  $ 25.13
       Second Quarter...................................     23.38    31.19
       Third Quarter....................................     23.75    41.38
       Fourth Quarter ..................................     32.56    38.13

   1997
       First Quarter....................................   $ 36.88  $ 46.38
       Second Quarter...................................     36.50    52.00
       Third Quarter....................................     46.00    53.06
       Fourth Quarter (through December 12, 1997).......     32.25    54.19

    On December 12, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $34.50. As of December 5, 1997, there were approximately 1,512 holders of record of the Common Stock.

    The Company has never declared or paid dividends on its capital stock and does not anticipate paying any dividends in the foreseeable future. The Company currently intends to retain its earnings, if any, to finance the development and growth of its business.

                              SELLING HOLDERS

    The Debentures were originally issued by the Company and sold by the Initial Purchaser, in transactions exempt from the registration requirements of the Securities Act, to persons reasonably believed by the Initial Purchaser to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) or other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or in transactions complying with the provisions of Regulation S under the Securities Act. The Selling Holders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Debentures and Common Stock issued upon conversion of the Debentures.

    The following table sets forth information with respect to the Selling Holders and the respective principal amounts of Debentures and shares of Common Stock beneficially owned by each Selling Holder. Such information has been obtained from the Selling Holders. Except as otherwise disclosed herein, none of the Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Holders may offer all or some portion of the Debentures or the Common Stock issuable upon conversion thereof pursuant to this Prospectus, no estimate can be given as to the amount of the Debentures or the Common Stock issuable upon conversion thereof that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified below may have sold, transferred or otherwise disposed of all or a portion of their Debentures since the date on which they provided the information regarding their Debentures in transactions exempt from the registration requirements of the Securities Act. Finally, additional Selling Holders may from time to time be identified and information with respect to such Selling Holders be provided in a Prospectus Supplement.

                                                  Principal Amount   Number of
                                                  of Debentures      Shares of
                                                  Beneficially      Common Stock
                                                  Owned and         Beneficially
  Selling Holder                                  Offered Hereby    Owned(1)


  Natwest Markets................................  $4,490,000           --
  Equitable Life Assurance--
    Separate Account Convertibles ...............   4,150,000           --
  Husic Capital Management as a Discretionary
  Asset Manager for the Ameritech Pension Plan ..   3,000,000           --
  State of Oregon Equity ........................   2,500,000           --
  Van Kampen American Capital Harbor Fund .......   2,000,000           --
  Hudson River Trust Balanced Account ...........   1,765,000           --
  Memphis Light, Gas & Water Retirement Fund ....   1,750,000           --
  Carrigaholt Capital (Bermuda) L.P. ............   1,600,000           --
  San Diego County Convertible ..................   1,516,000           --
  Hudson River Trust Growth Investors ...........   1,425,000           --
  Class 1 C Company, Ltd ........................   1,410,000           --
  Nicholas-Applegate Income & Growth Fd .........   1,408,000           --
  Lehman Brothers Inc. ..........................   1,350,000           --
  Hospital Corp. of America
    Money Purchase Plan .........................   1,320,000           --
  Phoenix Income & Growth Fund ..................   1,250,000           --
  Hudson River Trust Growth & Income ............   1,210,000           --
  Paloma Securities L.L.C. ......................   1,010,000           --
  Merrill Lynch Capital Markets P.L.C. ..........   1,000,000           --



                                                        Principal
                                                        Amount of    Number of
                                                        Debentures   Shares of
                                                        Beneficially Common
                                                        Owned and    Stock
                                                        Offered      Beneficially
  Selling Holder                                        Hereby       Owned(1)


  Lincoln National Convertible Securities Fund.........  $865,000      --
  Forest Fulcrum Fund LP ..............................   810,000      --
  The Dow Chemical Company
    Employees' Retirement Plan ........................   790,000      --
  Pacific Mutual Life Insurance Company ...............   750,000      --
  TQA Vantage Fund Ltd. ...............................   725,000      --
  Silverton International Fund Limited ................   640,000      --
  AIM VI Growth and Income Fund, a series
    of AIM Variable Insurance Funds, Inc. .............   600,000      --
  The Hotel Union & Industry of Hawaii ................   575,000      --
  Kellner, DiLeo & Co. ................................   500,000      --
  Value Line Convertible Fund .........................   500,000      --
  The HCA Foundation ..................................   460,000      --
  Forest Fulcrum Fund Ltd. ............................   400,000      --
  The Sumitomo Trust & Banking Co., Ltd. ..............   400,000      --
  San Diego City Retirement ...........................   395,000      --
  Van Kampen American Capital
    Convertible Securities Fund........................   350,000      --
  Weirton Trust .......................................   350,000      --
  Wake Forest University ..............................   316,000      --
  Associated Electric and Gas Insurance Services Ltd. .   275,000      --
  Starvest Discretionary ..............................   250,000      --
  Engineers Joint Pension Fund ........................   200,000      --
  Walker Art Center ...................................   190,000      --
  Greyhound Lines Fund.................................   150,000      --
  LLT Ltd. ............................................   140,000      --
  Baptist Health ......................................   126,000      --
  David Lipscomb University ...........................   120,000      --
  McMahan Securities Co. L.P. .........................    87,000      --
  Equitable Life Assurance-- Separate Account Balanced.    75,000      --
  Fiducie Desjardins ..................................    65,000      --
  Boston Museum of Fine Arts ..........................    53,000      --
  Savings & Investment Trust ..........................    35,000      --
  Dunham & Associates Fund II .........................    34,000      --
  United National Life Insurance Co. ..................    30,000      --
  Dunham & Associates Fund III ........................    15,000      --
                                                          -------      --


       Total..........................................$45,425,000      --
                                                       ==========      ==

------------------

[1] Excludes shares of Common Stock issuable upon conversion of Debentures.

